ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated July 1, 2010

UBS AG $•   Performance Allocation Securities

Linked to the Best Performing Among Three Global Equity Portfolios due July 31, 2015

Investment Description

Performance Allocation Securities (the “Securities”) are unsubordinated and unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the best performing portfolio among three global equity portfolios. Each reference portfolio consists of different weighted allocations to three exchange traded funds (each, a “component equity”) that track either U.S. equities, international developed markets equities or emerging markets equities. Each $10.00 principal amount of the Securities is being offered for $10.00 plus an upfront fee. If the portfolio return of the best performing reference portfolio is positive, at maturity you will receive the principal amount of your Securities plus that portfolio return. If the portfolio return of the best performing reference portfolio is negative, at maturity you will receive the principal amount of your Securities reduced by that negative portfolio return, and you will receive less than your initial investment and may receive nothing. You will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. In addition to being subject to the upfront fee, you will participate in any negative performance of the best performing reference portfolio and may lose your entire investment in the Securities. You will have a loss on your investment if the portfolio return of the best performing reference portfolio is negative or not sufficiently positive to offset the effect of the upfront fee. Any payment on the Securities is subject to the creditworthiness of the Issuer.

Features
☐	Core Investment Opportunity: The Performance Allocation Securities are linked to three reference portfolios of global equities, each with exposure to a different weighted portfolio of three exchange traded funds. The exchange traded funds track U.S. equities, international developed markets equities and emerging markets equities, respectively.
☐	Performance Allocation Feature: The return on the Securities is linked to the performance of the best performing of three reference portfolios and is not subject to a predetermined maximum gain. If the return of the best performing reference portfolio is negative, at maturity your initial investment will be reduced by such negative return. You could lose some or all of your investment.

Key Dates(1)

Trade Date(2):	July 28, 2010
Settlement Date(2):	July 30, 2010
Final Valuation Date(3):	July 28, 2015
Maturity Date:	July 31, 2015
CUSIP:	90267C532
ISIN:	US90267C5325
(1)	Expected. In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the Securities remains the same.
(2)	We expect to deliver the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.
(3)	Subject to postponement in the event of a market disruption event as described in the Performance Allocation Securities product supplement.
Security Offering

We are offering Performance Allocation Securities linked to the best performing among three global equity portfolios. The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the best performing reference portfolio, whether positive or negative. The Securities are offered at a minimum investment of $1,035 (or 100 Securities).

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Performance Allocation Securities product supplement, the accompanying prospectus and this free writing prospectus. See “Key Risks” on page 8 and the more detailed “Risk Factors” beginning on page PS-14 of the Performance Allocation Securities product supplement for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount*	Proceeds to UBS AG
Per Security	$10.35	$0.35	$10.00
Total	$•	$•	$•
*	The issue price of each Security exceeds the $10.00 principal amount per Security by the amount of the upfront fee detailed in the table above as underwriting compensation.

UBS Financial Services	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the product supplement if you so request by calling toll-free 800-657-9836. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product supplement for Performance Allocation Securities dated June 8, 2010: http://www.sec.gov/Archives/edgar/data/1114446/000139340110000303/c187401_690501-424b2.htm
♦	Prospectus dated January 13, 2009: http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this free writing prospectus, “Performance Allocation Securities” or “Securities” refer to the Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Performance Allocation Securities product supplement” or the “product supplement” mean the UBS product supplement, dated June 8, 2010, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

♦	You seek an investment whose return is linked to the component equities that comprise the reference portfolios.
♦	You are willing to invest in Securities that do not guarantee the return of any principal at maturity.
♦	You are willing to expose your principal to the full downside performance of the best performing reference portfolio, and are therefore willing to lose some or all of your principal.
♦	You believe that global equity markets will appreciate over the term of the Securities and that the value of the best performing reference portfolio will increase sufficiently over the term of the Securities to offset the effect of the upfront fee.
♦	You have a moderate to high risk tolerance.
♦	You are willing to forego dividends paid on the component equities in exchange for the feature of participating in the performance of the best performing reference portfolio.
♦	You do not seek current income from this investment.
♦	You are willing to hold the Securities to maturity, a term of 5 years.
♦	You are willing to accept that there may be no secondary market for the Securities.
♦	You are comfortable with the creditworthiness of UBS, as Issuer of the Securities.

The Securities may not be suitable for you if:

♦	You do not seek an investment with exposure to the component equities that comprise each of the reference portfolios.
♦	You are not willing to make an investment in which you could lose 100% of your principal amount.
♦	You seek an investment that is not exposed to the full downside performance of the best performing reference portfolio.
♦	You do not believe that global equity markets will appreciate over the term of the Securities.
♦	You do not believe that the value of the best performing reference portfolio will increase sufficiently over the term of the Securities to offset the effect of the upfront fee.
♦	You prefer to receive the dividends paid on the component equities.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You seek current income from this investment.
♦	You are unable or unwilling to hold the Securities to maturity, a term of 5 years.
♦	You seek an investment for which there will be an active secondary market.
♦	You are unable or unwilling to assume the credit risk associated with UBS as Issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this free writing prospectus for risks related to an investment in the Securities.

Indicative Terms

Issuer:	UBS AG, London Branch
Issue Price per Security:	$10.00 plus the upfront fee set forth on the cover of this free writing prospectus. The Securities are offered at a minimum investment of $1,035 (or 100 Securities).
You will receive less than your initial investment in the Securities at maturity unless the payment (if any) you receive on your Securities is sufficient to offset the upfront fee included in the issue price for the Securities.
Principal Amount per Security	$10.00
Term:	5 years

Reference Portfolios:	Three reference portfolios comprised of allocations to each of the three component equities, weighted as indicated:
		Reference Portfolio 1 Component Weightings	Reference Portfolio 2 Component Weightings	Reference Portfolio 3 Component Weightings
	U.S. Allocation	72% to 80%	10% to 14%	10% to 14%
	International Developed Markets Allocation	10% to 14%	72% to 80%	10% to 14%
	Emerging Markets Allocation	10% to 14%	10% to 14%	72% to 80%

U.S. Allocation:	An allocation to U.S. large-cap equities containing the following exchange traded fund (a “component equity”), weighted as indicated:
	Component Equity	Bloomberg Ticker
	SPDR® S&P 500® ETF Trust (“SPY”)	SPY <Equity>

International Developed Markets Allocation:	An allocation to international developed market equities containing the following exchange traded fund (a “component equity”), weighted as indicated:
	Component Equity	Bloomberg Ticker
	iShares® MSCI EAFE Index Fund (“EFA”)	EFA <Equity>

Emerging Markets Allocation:	An allocation to emerging markets equities containing the following exchange traded fund (a “component equity”), weighted as indicated:
	Component Equity	Bloomberg Ticker
	iShares® MSCI Emerging Markets Index Fund (“EEM”)	EEM <Equity>

Payment at Maturity (per $10 principal amount Security):	$10.00 + ($10.00 × Portfolio Return of Best Performing Reference Portfolio)

The Securities do not guarantee any return of principal at maturity. The Securities are fully exposed to any negative performance of the best performing reference portfolio.

Best Performing Reference Portfolio:	The reference portfolio with the greatest portfolio return on the final valuation date.
Portfolio Return:	For each reference portfolio, the sum of the component equity returns for each component equity multiplied by their respective component weightings applicable to such reference portfolio, calculated as follows:
(EFA Component Equity Return x EFA Component Weighting) + (EEM Component Equity Return x EEM Component Weighting) + (SPY Component Equity Return x SPY Component Weighting)
Component Equity Return:	For each component equity, the performance of such component equity calculated as follows: Ending Price – Starting Price Starting Price
Starting Price:	For each component equity, the closing price of such component equity on the trade date, as determined by the calculation agent.
Ending Price:	For each component equity, the closing price of such component equity on the final valuation date, as determined by the calculation agent.

Reference Portfolios

	5-Year Return		Annualized Return
	Excluding upfront fee	Including upfront fee	Excluding upfront fee	Including upfront fee
Portfolio 1	-4.72%	-7.94%	-0.96%	-1.64%
Portfolio 2	-3.29%	-6.56%	-0.67%	-1.35%
Portfolio 3	40.06%	35.33%	6.97%	6.24%

At maturity, the return of the Securities is linked to the return of the best performing reference portfolio. Over the past 5 years, the best performing reference portfolio would have been reference portfolio 3, with the EEM overweight allocation. This reference portfolio outperformed the second best reference portfolio by 43.35% and the worst-performing reference portfolio by 44.78% (in each case, excluding the upfront fee).

The foregoing performance data for each of the reference portfolios has been calculated retrospectively by applying actual historical prices of the component equities on all trading days from June 30, 2005 through June 30, 2010. This retrospective performance data is furnished for informational purposes only and is not an indication of future performance. The future performance of a reference portfolio may differ significantly from its retrospective performance.

Determining Payment at Maturity

You will receive your principal amount reduced by the portfolio return of the best performing reference portfolio, calculated as follows:

$10 + ($10 × Portfolio Return of Best Performing Reference Portfolio)

In this case, you will lose some or all of your initial investment.

Specifically, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the portfolio return of the best performing reference portfolio is less than zero.

Calculate the sum of the component equity returns for each component equity multiplied by their respective component weightings applicable to the best performing reference portfolio.

You will receive a cash payment that provides you with a return per $10 Security principal amount equal to the portfolio return of the best performing reference portfolio, calculated as follows:

$10 + ($10 × Portfolio Return of Best Performing Reference Portfolio)

If the portfolio return of the best performing reference portfolio is positive, but the increase in the value of the best performing reference portfolio is insufficient to offset the effect of the upfront fee, you will have a loss on your investment in the Securities.

Hypothetical Examples and Return Table of the Securities at Maturity

Portfolio Return of Best Performing Reference Portfolio	Payment at Maturity (per Security)	Total Return on the Securities (excluding upfront fee)	Total Return on the Securities (including upfront fee)
55.00%	$15.50	55.00%	49.76%
45.00%	$14.50	45.00%	40.10%
35.00%	$13.50	35.00%	30.43%
25.00%	$12.50	25.00%	20.77%
15.00%	$11.50	15.00%	11.11%
12.50%	$11.25	12.50%	8.70%
10.00%	$11.00	10.00%	6.28%
7.50%	$10.75	7.50%	3.86%
5.00%	$10.50	5.00%	1.45%
2.50%	$10.25	2.50%	-0.97%
0.00%	$10.00	0.00%	-3.38%
-5.00%	$9.50	-5.00%	-8.21%
-10.00%	$9.00	-10.00%	-13.04%
-20.00%	$8.00	-20.00%	-22.71%
-30.00%	$7.00	-30.00%	-32.37%
-40.00%	$6.00	-40.00%	-42.03%
-50.00%	$5.00	-50.00%	-51.69%
-60.00%	$4.00	-60.00%	-61.35%
-70.00%	$3.00	-70.00%	-71.01%
-80.00%	$2.00	-80.00%	-80.68%
-90.00%	$1.00	-90.00%	-90.34%
-100.00%	$0.00	-100.00%	-100.00%

The following examples are based on a principal amount per Security of $10.00 and an issue price per Security of $10.35.

Example 1 — The Portfolio Return of Reference Portfolio 1 is 10.00%, the Portfolio Return of Reference Portfolio 2 is 2.50% and the Portfolio Return of Reference Portfolio 3 is 5.00%.

Because the portfolio return of the best performing reference portfolio (Reference Portfolio 1) is 10.00%, the investor receives a payment at maturity of $11.00 per $10.00 Security principal amount.

$10 + ($10 × Portfolio Return of Best Performing Reference Portfolio)

$10.00 + ($10.00 × 10%) = $11.00

In this example, given an initial investment of $10.35, the total return on the Securities is 6.28%.

Example 2: The Portfolio Return of Reference Portfolio 1 is -20.00%, the Portfolio Return of Reference Portfolio 2 is -10.00% and the Portfolio Return of Reference Portfolio 3 is 2.50%.

Because the portfolio return of the best performing reference portfolio (Reference Portfolio 3) is 2.50%, the investor receives a payment at maturity of $10.25 per $10.00 Security principal amount.

$10 + ($10 × Portfolio Return of Best Performing Reference Portfolio)

$10.00 + ($10.00 × 2.50%) = $10.25

In this example, given an initial investment of $10.35, the total return on the Securities is -0.97%.

Example 3 — The Portfolio Return of Reference Portfolio 1 is -40.00%, the Portfolio Return of Reference Portfolio 2 is -10.00% and the Portfolio Return of Reference Portfolio 3 is -20.00%.

Because the portfolio return of the best performing reference portfolio (Reference Portfolio 2) is -10.00%, the investor receives a payment at maturity of $9.00 per $10.00 Security principal amount.

$10 + ($10 × Portfolio Return of Best Performing Reference Portfolio)

$10.00 + ($10.00 × -10%) = $9.00

In this example, given an initial investment of $10.35, the total return on the Securities is -13.04%.

If the portfolio return of the best performing reference portfolio is negative or not sufficiently positive to offset the effect of the upfront fee, you will lose some or all of your initial investment.

Hypothetical Historical Portfolio Performance

The following table sets forth the retrospective historical performance of the reference portfolios and the corresponding hypothetical performance of the Securities over several 5-year periods, based on the actual historical performances of the component equities, as well as the performance of the MSCI All Country World Investable Market Index, a benchmark global equity index representing approximately 8,500 securities across size, style and sector segments in 45 Developed and Emerging Markets. The hypothetical performance of the Securities assumes the same terms as the Securities offered herein, with an allocation in each portfolio of 76% to the overweight allocation and 12% to each underweight allocation. We obtained the historical closing prices of all component equities and closing levels of the MSCI All Country World Investable Market Index from Bloomberg. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The actual historical performance of any component equity and the retrospective historical performance of each reference portfolio should not be taken as an indication of future performance, and no assurance can be given as to the performance of each reference portfolio on the final valuation date. We cannot give you assurance that the performance of any reference portfolio will result in the return of any of your initial investment.

5-year period ending	6/30/2008	9/30/2008	12/31/2008	3/31/2009	6/30/2009	9/30/2009	12/31/2009	3/31/2010	6/30/2010
SPDR® S&P 500® ETF Trust	31.08%	16.69%	-18.86%	-29.62%	-19.69%	-5.53%	-7.80%	-0.90%	-13.38%
iShares® MSCI EAFE Index Fund	89.81%	44.28%	-1.60%	-20.42%	-3.90%	15.99%	3.75%	5.81%	-11.16%
iShares® MSCI Emerging Markets Index Fund	239.58%	128.63%	37.24%	27.59%	78.77%	103.13%	85.20%	86.88%	56.59%
Portfolio 1 Return	63.15%	33.43%	-10.05%	-21.65%	-5.98%	10.09%	4.74%	10.44%	-4.72%
Portfolio 2 Return	100.74%	51.09%	0.99%	-15.76%	4.13%	23.86%	12.14%	14.74%	-3.29%
Portfolio 3 Return	196.59%	105.07%	25.85%	14.97%	57.03%	79.63%	64.27%	66.62%	40.06%
Best Portfolio Return	196.59%	105.07%	25.85%	14.97%	57.03%	79.63%	64.27%	66.62%	40.06%
Security Return (includes upfront fee)	186.56%	98.14%	21.59%	11.08%	51.72%	73.56%	58.71%	60.98%	35.33%
MSCI All Country World Investable Market Index Return	76.16%	42.40%	-2.51%	-16.33%	0.16%	18.82%	10.46%	15.32%	0.29%

The foregoing performance data for each of the reference portfolios has been calculated retrospectively by applying actual historical prices of the component equities during each applicable 5-year period. This retrospective performance data is furnished for informational purposes only and is not an indication of future performance. The future performance of a reference portfolio may differ significantly from its retrospective performance.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-43 of the Performance Allocation Securities product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the best performing reference portfolio. If your Securities are so treated, subject to the discussion below with respect to “constructive ownership” transactions and “PFICs” you should generally recognize long-term capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities (including the upfront fee) if you have held your Securities for more than one year.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-45 of the Performance Allocation Securities product supplement.

It is possible that the IRS may assert that the upfront fee should not be includable in the tax basis of your Securities, but should be treated as an investment expense, which for individuals would be deductible only as a miscellaneous itemized deduction. Miscellaneous itemized deductions are generally deductible only to the extent that the aggregate of such deductions exceed 2% of the taxpayer’s adjusted gross income, and are not deductible in determining alternative minimum tax.

A “constructive ownership transaction” includes certain contracts under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as the component equities). Under the “constructive ownership” rules, if an investment in securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Supplemental U.S. Tax Consideration” on page PS-43 of the Performance Allocation Securities product supplement) in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”)) of the U.S. holder (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security).

Although the matter is not clear, it is possible that the purchase and ownership of the Securities could be treated as a “constructive ownership transaction”. If such treatment applies, any “Excess Gain” recognized by a U.S. holder in respect of the Securities would be recharacterized as ordinary income and subject to an interest charge as described above. Because the Securities will only reflect the appreciation in the value of the component equities themselves and will not participate economically in any short-term capital gains or ordinary income that would be recognized by holders of interests in the component equities, it is likely that the Excess Gain amount will be equal to zero, and that the application of the constructive ownership rules accordingly are not likely to have any adverse effects to you. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax adviser with respect to the possible application of the constructive ownership rules to your investment in the Securities.

We will not attempt to ascertain whether the issuer of any component equity would be treated as a “passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. In the event that the issuer of any stock owned by issuer of a component equity were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of stock is or becomes a passive foreign investment company.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code described above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-43 of the Performance Allocation Securities product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the component equities or in any of the stocks constituting assets of the respective issuers of the component equities. These risks are explained in more detail in the “Risk Factors” section of the product supplement.

♦	You may lose some or all of your investment — You may lose some or all of your initial investment. The Securities do not guarantee any return of principal, and will also be subject to the upfront fee. The return on the Securities at maturity is linked to the performance of the best performing of the reference portfolios and will depend on whether, and the extent to which, the portfolio return of the best performing reference portfolio is positive or negative. If the portfolio return of the best performing reference portfolio is negative, at maturity you will receive the principal amount of your Securities reduced by that negative portfolio return and may receive nothing. In addition, the Securities are also subject to an upfront fee. If the return of the best performing reference portfolio is positive, but the increase in the value of the best performing reference portfolio is insufficient to offset the effect of the upfront fee, you will have a loss on your investment in the Securities.
♦	Credit of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.
♦	The upfront fee will have a negative effect on the return potential of the Securities — The issue price of each Security exceeds the principal amount per Security by the amount of the upfront fee. Because the payment at maturity will be calculated on the basis of the principal amount and not the issue price, the upfront fee represents an immediate cost to you and will not grow along with any appreciation of the best performing reference portfolio. Therefore, if the return of the best performing reference portfolio is positive, but the increase in the value of the best performing reference portfolio is insufficient to offset the effect of the upfront fee, you will have a loss on your investment in the Securities.
♦	The performances of the component equities may offset each other — The Securities are linked to the performance of the best performing of three reference portfolios each comprised of the component equities. Where the ending price of one or more component equity increases relative to its starting price, the ending price of one or more of the other component equities may not increase by the same amount or may even decline. Therefore, in calculating the portfolio return for any reference portfolio, the positive performance of one or more component equity may be moderated or offset by the more moderate performance or negative performance of one or more of the other component equities. This effect is further amplified by the differing weights of the component equities. The more heavily weighted component equity for each reference portfolio will have a larger impact on the portfolio return of such reference portfolio than the component equities with the lesser weightings.
♦	No interest or dividend payments — You will not receive any periodic interest payments on the Securities and you will not receive any dividend payments or other distributions on the component equities (and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities).
♦	Owning the Securities is not the same as owning the component equities — The return on the Securities may not reflect the return you would realize if you actually owned the component equities. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the component equities may have.
♦	Market risk — The prices of the component equities can rise or fall sharply due to factors specific to each such component equity or any of the securities or other assets constituting the assets of the issuer of such component equity, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	The value of any component equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of any component equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of the securities in which that exchange traded fund invests. The value of any component equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although a component equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such component equity or that there will be liquidity in the trading market.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the component equities may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of a component equity may differ from its NAV per share; any of the component equities may trade at, above or below their NAV per share.

♦	Failure of one or more component equities to track the level of their applicable underlying indices — While each component equity is designed and intended to track the level of its underlying index, various factors, including fees and other transaction costs, will prevent each component equity from correlating exactly with changes in the level of such index. Accordingly, the performance of each component equity will not be equal to the performance of its underlying index during the term of the Securities.
♦	The Securities are subject to currency exchange rate risk — EFA and EEM both invest in securities that are traded on non-U.S. markets; the trading price of the securities in which EFA and EEM invest generally will reflect the U.S. dollar value of those securities. Therefore, holders of the Securities will be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which EFA or EEM may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the non-U.S. currency strengthens or weakens against the U.S. dollar and the relative weight of each security in the portfolios of EFA and EEM. If, taking into account such weighting, the dollar strengthens against the non-U.S. currency, the value of the securities in which EFA and EEM invest will be adversely affected and the value of the Securities may decrease.
♦	The Securities are subject to non-U.S. securities market risk — The Securities are linked to the best performing of three reference portfolios which each include shares of the EFA and EEM and therefore, are subject to risks associated with non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.
♦	The Securities are subject to emerging markets risk — The Securities are linked to the best performing of three reference portfolios which each include shares of EEM and therefore, are subject to emerging markets risk. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network, unless otherwise specified in the applicable pricing supplement. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the component equities; the volatility of the component equities; the dividend rate paid on the component equities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, the upfront fee, hedging costs or other compensation paid with respect to the Securities.

♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any of the component equities and/or over-the-counter options, futures or other instruments with return linked to the performance of any component equity, may adversely affect the value of reference portfolios and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the component equities, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the portfolio return of each reference portfolio and the payment at maturity based on the closing prices of the component equities on the final valuation date. The calculation agent can postpone the determination of the portfolio returns or the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the component equities, and therefore the market value of the Securities.
♦	Antidilution protection is limited — For certain corporate events affecting a component equity, the calculation agent may make adjustments to the starting price for such component equity. However, the calculation agent will not make such adjustments in response to all events that could affect a component equity. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” on page 6.

Information about the Component Equities

All disclosures contained in free writing prospectus regarding any component equity are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any component equity contained in this free writing prospectus. You should make your own investigation into the component equities.

Included on the following pages is a brief description of the respective issuer of each component equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each component equity. The information given below is for the four calendar quarters in each of 2006, 2007, 2008 and 2009 and the first two calendar quarters of 2010. We obtained the closing price information set forth below from the Bloomberg Professional service (“Bloomberg”) without independent verification. You should not take the historical prices of any component equity as an indication of future performance.

Each component equity is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuer of each component equity with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuer of each component equity under the Securities Exchange Act and the Investment Company Act of 1940 (the “Investment Company Act”) can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

SPDR® S&P 500® ETF Trust

We have derived all information contained in this free writing prospectus regarding the SPDR® S&P 500® ETF Trust (formerly the SPDR Trust, Series I; the “SPDR 500 Trust”) from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of the SPDR 500 Trust and State Street Bank and Trust Company, the trustee of the SPDR 500 Trust (the “Trustee”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The SPDR 500 Trust is a unit investment trust that issues depositary receipts of the SPDR 500 Trust (the “SPDRs”), each of which represents a fractional undivided ownership interest in the SPDR 500 Trust. The SPDR 500 Trust is designed to generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index. The Trustee on a nondiscretionary basis adjusts the composition of the portfolio of stocks held by the SPDR 500 Trust to conform to changes in the composition and/or weighting structure of S&P 500® Index. Although the SPDR 500 Trust may at any time fail to own certain of securities included within the S&P 500® Index, the Trust will be substantially invested in the constituent stocks of the S&P 500® Index.

The S&P 500® Index was developed by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500® Index at any time. The S&P 500® Index is composed of five-hundred (500) selected stocks of United States companies, all of which are listed on national stock exchanges and spans over 24 separate industry groups. Since 1968, the S&P 500® Index has been a component of the U.S. Commerce Department’s list of Leading Indicators that track key sectors of the U.S. economy.

As of June 30, 2010, ordinary operating expenses of the SPDR 500 Trust are expected to accrue at an annual rate of 0.0945% of the SPDR 500 Trust’s daily net asset value. Expenses of the SPDR 500 Trust reduce the net value of the assets held by the SPDR 500 Trust and, therefore, reduce the value of each SPDR.

As of June 29, 2010, the SPDR 500 Trust held stocks of U.S. companies in the following industry sectors: information technology (18.80%), financials (16.32%), health care (12.06%), consumer staples (11.50%), energy (10.64%), consumer discretionary (10.21%), industrials (10.33%), utilities (3.74%), materials (3.38%) and telecommunication services (3.01%).

Information filed by the SPDR Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-11672 and 811-06125. The SPDR 500 Trust’s website is https://www.spdrs.com/product/fund.seam?ticker=spy. The SPDR’s are listed on the NYSE Arca under ticker symbol “SPY.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for the SPDRs, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price of the SPDRs on June 30, 2010 was $103.22. You should not take the historical prices of the SPDRs as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$130.99	$125.51	$129.84
4/3/2006	6/30/2006	$132.63	$122.57	$127.25
7/3/2006	9/29/2006	$133.74	$123.35	$133.57
10/2/2006	12/29/2006	$143.07	$133.07	$141.66
1/3/2007	3/30/2007	$146.01	$137.41	$142.07
4/2/2007	6/29/2007	$154.15	$142.24	$150.38
7/2/2007	9/28/2007	$155.03	$141.13	$152.67
10/1/2007	12/31/2007	$156.44	$140.90	$146.39
1/2/2008	3/31/2008	$144.94	$127.90	$131.89
4/1/2008	6/30/2008	$143.08	$127.69	$128.04
7/1/2008	9/30/2008	$130.70	$111.38	$116.54
10/1/2008	12/31/2008	$116.00	$75.95	$90.33
1/2/2009	3/31/2009	$93.44	$68.11	$79.44
4/1/2009	6/30/2009	$95.09	$81.00	$91.92
7/1/2009	9/30/2009	$107.33	$87.95	$105.56
10/1/2009	12/31/2009	$112.67	$102.54	$111.44
1/4/2010	3/31/2010	$117.40	$105.87	$116.99
4/1/2010	6/30/2010	$121.79	$103.22	$103.22

The graph below illustrates the performance of the SPDRs from January 29, 1999 through June 30, 2010, based on information from Bloomberg. Past performance of the SPDRs is not indicative of the future performance of the SPDRs.

The iShares® MSCI EAFE Index Fund

We have derived all information regarding the iShares® MSCI EAFE Index Fund (“EFA Fund”) contained in this free writing prospectus from publicly available information. Such information reflects the policies of, and is subject to changes by BlackRock Fund Advisors (“BFA”), the investment manager of the EFA Fund. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The EFA Fund is one of the one-hundred and forty-five separate investment portfolios that constitute iShares Trust. The investment advisor for the EFA Fund is BFA, a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A., which in turn is a majority-owned subsidiary of BlackRock, Inc. BFA has overall responsibility for the general management and administration of iShares Trust. The EFA Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index.

The EFA Fund uses a representative sampling strategy to try to track the MSCI EAFE® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI EAFE® Index that collectively has an investment profile similar to the MSCI EAFE® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI EAFE ® Index. The EFA Fund may or may not hold all of the securities that are included in the MSCI EAFE® Index.

The MSCI EAFE® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI EAFE® Index at any time. The MSCI EAFE® Index has been developed by MSCI as an equity benchmark for international stock performance.

As of June 29, 2010, ordinary operating expenses of the EFA Fund are expected to accrue at an annual rate of 0.35% of the EFA Fund’s daily net asset value. Expenses of the EFA Fund reduce the net value of the assets held by the EFA Fund and, therefore, reduce the value of the shares of EFA Fund.

As of March 31, 2010, the MSCI EAFE® Index includes stocks from Europe, Australiasia (Australia and Asia) and the Far East, including the following 27 developed markets: Australia, Austria, Belgium, Bermuda, China, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Jersey, Luxembourg, Macau, Mauritius, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and United Kingdom. As of May 28, 2010, the MSCI EAFE® Index’s three largest industries were financials, industrials and materials.

Information filed by iShares Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-15897 and 811-09729. The EFA Fund’s website is http://us.ishares.com/product_info/fund/ overview/EFA.htm. Shares of the EFA Fund are listed on the NYSE Arca under ticker symbol “EFA.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for shares of EFA Fund, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price for shares of EFA Fund on June 30, 2010 was $46.51. You should not take the historical prices of the EFA Fund as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$65.40	$60.33	$64.99
4/3/2006	6/30/2006	$70.58	$59.60	$65.35
7/3/2006	9/29/2006	$68.46	$61.62	$67.78
10/2/2006	12/29/2006	$74.31	$67.96	$73.26
1/3/2007	3/30/2007	$76.94	$70.95	$76.27
4/2/2007	6/29/2007	$81.79	$76.47	$80.63
7/2/2007	9/28/2007	$83.77	$73.70	$82.56
10/1/2007	12/31/2007	$86.18	$78.24	$78.50
1/2/2008	3/31/2008	$78.35	$68.31	$71.90
4/1/2008	6/30/2008	$78.52	$68.10	$68.70
7/1/2008	9/30/2008	$68.04	$53.08	$56.30
10/1/2008	12/31/2008	$55.88	$35.71	$44.87
1/2/2009	3/31/2009	$45.44	$31.69	$37.59
4/1/2009	6/30/2009	$49.04	$38.57	$45.81
7/1/2009	9/30/2009	$55.81	$43.91	$54.70
10/1/2009	12/31/2009	$57.28	$52.66	$55.30
1/4/2010	3/31/2010	$57.96	$50.45	$56.00
4/1/2010	6/30/2010	$58.03	$46.29	$46.51

The graph below illustrates the performance of the EFA Fund from August 30, 2002 through June 30, 2010, based on information from Bloomberg. Past performance of EFA Fund is not indicative of the future performance of EFA Fund.

The iShares® MSCI Emerging Markets Index Fund

We have derived all information regarding the iShares® MSCI EAFE Index Fund (“EEM Fund”) contained in this free writing prospectus from publicly available information. Such information reflects the policies of, and is subject to changes by BFA, the investment manager of the EEM Fund. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The EEM Fund is one of the twenty-five separate investment portfolios that constitute iShares, Inc. The investment advisor for the EEM Fund is BFA, a wholly-owned subsidiary of BlackRock Institutional Trust Company, N.A., which in turn is a majority-owned subsidiary of BlackRock, Inc. BFA has overall responsibility for the general management and administration of iShares, Inc. The EEM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the emerging markets, as measured by the MSCI Emerging Markets® Index.

The EEM Fund uses a representative sampling strategy to try to track the MSCI Emerging Markets® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI Emerging Markets® Index that collectively has an investment profile similar to the MSCI Emerging Markets® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI Emerging Markets® Index. The EEM Fund may or may not hold all of the securities that are included in the MSCI Emerging Markets® Index.

The MSCI Emerging Markets® Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) and is calculated, maintained and published by MSCI. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the MSCI Emerging Markets® Index at any time. The MSCI Emerging Markets® Index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

As of June 29, 2010, ordinary operating expenses of the EEM Fund are expected to accrue at an annual rate of 0.72% of the EEM Fund’s daily net asset value. Expenses of the EEM Fund reduce the net value of the assets held by the EEM Fund and, therefore, reduce the value of the shares of EEM Fund.

As of March 31, 2010, the MSCI Emerging Markets® Index included stocks from the following 23 emerging markets: Brazil, Bermuda, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Ireland, Israel, Malaysia, Mexico, Peru, the Philippines, Poland, the Russian Federation, South Africa, South Korea, Taiwan, Thailand and Turkey. As of May 28, 2010, the MSCI Emerging Markets® Index’s three largest industries were financials, energy and information technology.

Information filed by iShares, Inc. with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 001-11653 and 811-09102. The EEM Fund’s website is http://us.ishares.com/product_info/fund/ overview/EEM.htm. Shares of the EEM Fund are listed on the NYSE Arca under ticker symbol “EEM.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for shares of EEM Fund, based on daily closing prices on the NYSE Arca, as reported by Bloomberg. The closing price for shares of EEM Fund on June 30, 2010 was $37.32. You should not take the historical prices of the EEM Fund as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$33.59	$30.43	$33.02
4/3/2006	6/30/2006	$37.03	$27.34	$31.23
7/3/2006	9/29/2006	$33.14	$29.20	$32.29
10/2/2006	12/29/2006	$38.15	$31.80	$38.10
1/3/2007	3/30/2007	$39.53	$35.03	$38.75
4/2/2007	6/29/2007	$44.42	$39.13	$43.82
7/2/2007	9/28/2007	$50.11	$39.50	$49.78
10/1/2007	12/31/2007	$55.64	$47.27	$50.10
1/2/2008	3/31/2008	$50.37	$42.17	$44.79
4/1/2008	6/30/2008	$51.70	$44.43	$45.19
7/1/2008	9/30/2008	$44.43	$31.33	$34.53
10/1/2008	12/31/2008	$33.90	$18.22	$24.97
1/2/2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$25.65	$32.23
7/1/2009	9/30/2009	$39.29	$30.75	$38.91
10/1/2009	12/31/2009	$42.07	$37.56	$41.50
1/4/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32

The graph below illustrates the performance of EEM Fund from August 29, 2003 through June 30, 2010, based on information from Bloomberg. Past performance of EEM Fund is not indicative of the future performance of EEM Fund.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price to public less an underwriting discount as set forth on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities. The upfront fee included in the issue price for the Securities will be distributed to UBS Financial Services Inc. in the form of the underwriting discount as set forth on the cover of this free writing prospectus.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the upfront fee) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.